Exhibit 99.1

MURPHY OIL UPDATES SECOND QUARTER

EARNINGS GUIDANCE

EL DORADO, Arkansas, July 6, 2005 -- Murphy Oil Corporation (NYSE:MUR) expects income for the second quarter of 2005 on a post-split basis to be between $1.75 and $1.78 per diluted share including an after tax gain on sale of Gulf of Mexico Shelf properties of $106 million or $.56 per diluted share.

Production during the second quarter is estimated to average 128,000 barrels of oil equivalent (BOE) per day with sales volumes of 132,000 BOE per day. Dry hole charges for the quarter should be in the range of $8 million to $11 million with one exploratory well in progress at the end of June that could be completed before second quarter earnings are released in late July. Total worldwide exploration expense, including dry hole charges, should average between $40 million and $43 million, inclusive of a significant level of seismic expenditures for Peninsular Malaysia during the quarter.

In the worldwide downstream business, the Company experienced a robust quarter with earnings expected of approximately $60 million reflecting strong U.S. retail margins and Gulf Coast refining margins as well as a meaningful contribution from our United Kingdom downstream segment.

Earnings may also vary based on prices and volumes from sale of the Company's crude oil production.

The forward-looking statements reflected in this release are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. No assurance can be given that the results discussed herein will be attained, and certain important factors that may cause actual results to differ materially are contained in Murphy's January 15, 1997 Form 8-K report on file with the U.S. Securities and Exchange Commission.

#####